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EXHIBIT 4.3


                 THIS DOCUMENT CONSTITUTES PART OF A PROSPECTUS
                  COVERING SECURITIES THAT HAVE BEEN REGISTERED
                        UNDER THE SECURITIES ACT OF 1933


                                 NURESCELL INC.
                          2003 STOCK COMPENSATION PLAN

         Section 1.    Purpose; Definitions.
         ---------     --------------------

         1.1 PURPOSE. The purpose of the Nurescell Inc. 2003 Stock Compensation Plan (the "Plan") is to enable the Company to offer those officers, directors, employees and consultants who have provided, or may in the future provide, services to the Company an opportunity to acquire Common Stock in lieu of a cash payment for those services.

         1.2 DEFINITIONS. For purposes of the Plan, the following terms shall be defined as set forth below:

         (a) "Administrator" means the President of the Company or any other person which the Board may from time-to- time designate to administer the Plan.

         (b) "Agreement" means an agreement by a Participant setting forth the terms and conditions of an issuance of Common Stock to the Participant under the Plan.

         (c) "Board" means the Board of Directors of the Company.

         (d) "Common Stock" means the common stock of the Company, par value $.0001 per share.

         (e) "Company" means Nurescell Inc.

         (f) "Participant" means a person who has agreed to receive Common Stock under the Plan.

         Section 2.   Administration.
         ---------    --------------

         2.1 THE ADMINISTRATOR. The Plan shall be administered by the Administrator. The Administrator shall serve until resignation or removal by the Board, and shall be subject to removal at any time by the Board.

         2.2 POWERS OF THE ADMINISTRATOR. The Administrator shall have full authority to issue Common Stock pursuant to the terms of the Plan. For purposes of illustration and not of limitation, the Administrator shall have the authority (subject to the express provisions of this Plan):

         (a) to select those officers, directors, employee and consultants of the Company to whom Common Stock may from time to time be issued hereunder; and

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         (b) to determine the terms and conditions, not inconsistent with the terms of the Plan, of any issuance of Common Stock hereunder (including, but not limited to, the number of shares and the amount to be paid therefor).

         2.3 INTERPRETATION OF PLAN. Subject to Section 5 below, the Administrator shall have the authority to adopt, alter and repeal such administrative rules, guidelines and practices governing the Plan as he or she shall, from time-to-time, deem advisable to interpret the terms and provisions of the Plan and any issuance of Common Stock under the Plan (and to determine the form and substance of all Agreements relating thereto), and to otherwise supervise the administration of the Plan. Subject to Section 5 below, all decisions made by the Administrator pursuant to the provisions of the Plan shall be made in his or her sole discretion and shall be final and binding upon all persons, including the Company and the Participants.

         Section 3.   Common Stock Subject to the Plan.
         ---------    --------------------------------

         3.1 NUMBER OF SHARES. The total number of shares of Common Stock reserved and available for issuance under the Plan shall be 80,000,000. The shares of Common Stock available under the Plan shall consist entirely of authorized and unissued shares.

         3.2 ADJUSTMENT UPON CHANGES IN CAPITALIZATION, ETC. In the event of any merger, reorganization, consolidation, recapitalization, dividend (other than a cash dividend), stock split, reverse stock split, or other change in corporate structure affecting the Common Stock, such substitution or adjustment shall be made in the aggregate number of shares of Common Stock reserved for issuance under the Plan as may be determined to be appropriate by the Administrator in order to prevent dilution or enlargement of rights; provided, however, that any fractional shares resulting from such adjustment shall be eliminated by rounding to the next lower whole number of shares.

         Section 4. ISSUANCES UNDER THE PLAN. The Administrator shall determine
(i) the eligible persons to whom and the time or times at which Common Stock shall be issued under the Plan, (ii) the number of shares of Common Stock to be issued to each Participant, (iii) the amount to be paid for such shares by each Participant (based on services rendered or to be rendered) and (iv) all other terms and conditions of such issuance, to the extent consistent with the Plan. Each Participant shall enter into an Agreement specifying the foregoing (to the extent applicable) with respect to each issuance of Common Stock to such Participant. Payment for Common Stock shall be only in the form of forgiveness of amounts owed or to be owed by the Company for services rendered or to be rendered, and no Participant shall be required or permitted to pay cash for the issuance of Common Stock.

         Section 5. AMENDMENT AND TERMINATION. The Board may at any time, and from time-to-time, waive, amend, suspend or eliminate any of the provisions of the Plan, but no waiver, amendment, suspension or elimination shall be made which would impair the rights of a Participant under any Agreement previously entered into without the consent of such Particpant.

         Section 6. TERM OF PLAN. The Plan became effective on July 21,
2003. Unless terminated earlier by the Board, the Plan shall continue to remain in effect until such time as all shares of Common Stock allocated to the Plan have been issued.

         Section 7.  General Provisions.
         ---------   ------------------

         7.1 NO RIGHT OF EMPLOYMENT. Nothing contained in the Plan or in any Agreement or issuance hereunder shall be deemed to confer upon any employee of the Company any right to continued employment with the Company, nor shall it interfere in any way with the right of the Company to terminate the employment of any of its employees at any time.


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         7.2 WITHHOLDING TAXES. Not later than the date as of which an amount first becomes includable in the gross income of a Participant for federal income tax purposes with respect to any issuance under the Plan, such Participant shall pay to the Company, or make arrangements satisfactory to the Administrator regarding the payment of, any federal, state and local taxes of any kind required by law to be withheld or paid with respect to such amount. If permitted by the Administrator, tax withholding or payment obligations may be settled with Common Stock, including Common Stock that is part of the issuance that gives rise to the withholding requirement. The obligations of the Company under the Plan shall be conditioned upon such payment or satisfactory arrangements, and the Company shall, to the extent permitted by law, have the right to deduct any such taxes from any payment of any kind otherwise due to the Participant from the Company.

         7.3 NON-TRANSFERABILITY. Except as otherwise expressly provided in the Plan, no right or benefit under the Plan may be sold, pledged, exchanged or otherwise transferred or encumbered, and any attempt to sell, pledge, exchange or otherwise transfer or encumber the same shall be void.

         7.4 APPLICABLE LAWS. The obligations of the Company with respect to all issuances under the Plan shall be subject to (i) all applicable laws, rules and regulations and such approvals by any governmental agencies as may be required, including, without limitation, the effectiveness of a registration statement under the Securities Act of 1933 and (ii) the rules and regulations of any securities exchange on which the Common Stock may be listed.

         7.5 GOVERNING LAW. The Plan and all issuances made and actions taken thereunder shall be governed by and construed in accordance with the laws of the State of California, without regard to choice of law provisions.

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